Exhibit 99.(13)(o)

AMENDMENT NO. 7 TO AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDMENT NO. 7 TO THE AMENDED AND RESTATED CREDIT AGREEMENT, dated as of November 16, 2021 (this “Amendment”), among Aberdeen Asia-Pacific Income Fund, Inc., a Maryland corporation (the “Borrower”), The Bank of Nova Scotia (“Scotia”), as administrative agent (in such capacity, the “Administrative Agent”) and a Lender (as defined in the Credit Agreement), and the other Lenders, amends certain provisions of that certain Amended and Restated Credit Agreement, dated as of April 7, 2017 (as amended by (i) that certain Amendment No. 1 to Amended and Restated Credit Agreement, dated as of August 8, 2017, (ii) that certain Amendment and Consent dated as of February 12, 2020, (iii) that certain Amendment No. 3 to Amended and Restated Credit Agreement, dated as of March 19, 2020, (iv) that certain Amendment No. 4 to Amended and Restated Credit Agreement, dated as of April 6, 2020, (v) that certain Assignment, Acceptance and Amendment No. 5 to Amended and Restated Credit Agreement dated as of August 5, 2020, and (vi) that certain Amendment No. 6 to Amended and Restated Credit Agreement and Consent, dated as of August 4, 2021, and as the same may be further amended, restated supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Administrative Agent and certain other parties thereto from time to time. Capitalized terms used herein without definition shall have the meanings assigned to such terms in the Credit Agreement, as amended hereby.

WHEREAS, the Borrower, the Administrative Agent and the Lenders desire to amend the Credit Agreement as reflected herein;

NOW THEREFORE, in consideration of the mutual agreements contained in the Credit Agreement and herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

§1.          Amendments to Credit Agreement.

(a)           Effective as of the Amendment Effective Date, the definition of “Applicable Percentage” set forth in Section 1.1 of the Credit Agreement is hereby amended by replacing the last sentence thereof in its entirety with the following sentence: “The Applicable Percentage of each Lender as of the Seventh Amendment Effective Date is set forth opposite the name of such Lender on Schedule 1.”

(b)           Effective as of the Amendment Effective Date, the definition of “Commitment” set forth in Section 1.1 of the Credit Agreement is hereby amended by replacing the last sentence thereof in its entirety with the following sentence: “The aggregate amount of the Commitments of the Lenders on the Seventh Amendment Effective Date is $150,000,000.”

(c)           Effective as of the Amendment Effective Date, Section 1.1 of the Credit Agreement is hereby amended by inserting the following definition therein in the proper alphabetical order:

“Seventh Amendment Effective Date” has the meaning assigned to the term “Amendment Effective Date” in that certain Amendment No. 7 to Amended and Restated Credit Agreement, dated as of November 16, 2021, among the Borrower, the Administrative Agent, and the Lenders.

(d)           Effective as of the Amendment Effective Date, Schedule 1 to the Credit Agreement is hereby replaced in its entirety with Annex A hereto.

§2.          Representations and Warranties. The Borrower hereby represents and warrants to the Lenders and the Administrative Agent as of the date hereof as follows:

(a)           The Borrower has full legal power and authority to enter into, execute, deliver and perform the terms of this Amendment and the Credit Agreement, as amended hereby, all of which have been duly authorized by all proper and necessary corporate action, and the Borrower is in full compliance with its Organization Documents. The Borrower has duly executed and delivered this Amendment.

(b)           The execution, delivery and performance by the Borrower of the terms of this Amendment, and the transactions contemplated hereby, and the performance by the Borrower of the Credit Agreement, as amended hereby (i) will not (A) violate any statutes or regulations, including the ICA, of any Governmental Authority applicable to the Borrower, or (B) constitute a default under, conflict with, require any consent under (other than consents which have been obtained), or result in the creation or imposition of, or obligation to create, any Lien (other than pursuant to the Security Agreement) upon the property of the Borrower pursuant to the terms of any such mortgage, indenture, contract, agreement, judgment, decree or order, in each of the foregoing clauses (A) and (B), which violations, defaults, conflicts and consents, if not obtained, could reasonably be expected to have a Material Adverse Effect, and (ii) are not inconsistent with the Fundamental Policies or the Organization Documents.

(c)           This Amendment and the Credit Agreement, as amended hereby, constitute the valid and legally binding obligations of the Borrower, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally.

(d)           No consent, authorization or approval of, filing with, notice to, or exemption by, the holders of any securities issued by the Borrower, any Governmental Authority or any other Person is required to authorize, or is required in connection with, the execution and delivery by the Borrower of, and the performance by the Borrower of its obligations under, this Amendment and the Credit Agreement, as amended hereby, or is required as a condition to the validity or enforceability of this Amendment and the Credit Agreement, as amended hereby, with respect to or against the Borrower or its property or assets. No provision of any applicable treaty, statute, law (including any applicable usury or similar law), rule or regulation of any Governmental Authority will prevent the execution and delivery by the Borrower or performance by the Borrower of its obligations under, or affect the validity with respect to or against the Borrower of this Amendment or the Credit Agreement, as amended hereby.

(e)           Immediately prior to the execution and delivery of this Amendment and immediately after giving effect to this Amendment, no event has occurred and is continuing that would constitute a Default or an Event of Default.

§3.          Conditions. This Amendment shall not become effective until each of the following conditions is satisfied (the date, if any, on which such conditions shall have first been satisfied being referred to herein as the “Amendment Effective Date”):

(a)           the Administrative Agent shall have received counterparts to this Amendment duly executed by Lenders constituting all Lenders as of the Amendment Effective Date, the Administrative Agent and a Responsible Officer of the Borrower;

(b)           the Administrative Agent shall have received a certificate signed by a Responsible Officer of the Borrower, in all respects satisfactory to the Administrative Agent, (i) certifying as to the incumbency of authorized persons of the Borrower executing this Amendment, (ii) certifying as to the representations and warranties of the Borrower contained in Article 4 of the Credit Agreement and the other Credit Documents, (iii) attaching true, complete and correct copies of the resolutions duly adopted by the governing body of the Borrower approving this Amendment and the transactions contemplated hereby, all of which are in full force and effect on the date hereof, (iv) certifying that the Borrower’s Organization Documents have not been amended, supplemented or otherwise modified since August 4, 2021 or, if so, attaching true, complete and correct copies of each such amendment, supplement or modification, and (v) certifying that no Default has occurred and is continuing as of the date hereof.

(c)           the representations and warranties set forth in Section 2 above shall be true and correct on such date in all material respects;

(d)           Scotia (as a Lender) shall have received from the Borrower in immediately available funds, for the account of Scotia, an upfront fee in an amount equal to $12,500; and

(e)           the Administrative Agent (and its affiliates) shall have received all fees and expenses of the Administrative Agent (and its affiliates) due and payable on or prior to the Amendment Effective Date (including the reasonable fees and disbursements of counsel to the Administrative Agent and the Administrative Fee as defined in and payable pursuant to the Agent Fee Letter).

§4.          Miscellaneous Provisions.

(a)           This Amendment is limited as specified and the execution, delivery and effectiveness of this Amendment shall not operate as a modification, acceptance or waiver of any provision of the Credit Agreement or any other Credit Document, except as specifically set forth herein. It is declared and agreed by each of the parties hereto that the Credit Agreement and the other Credit Documents, as amended hereby, shall continue in full force and effect. All references in the Credit Agreement or any related agreement or instrument to the Credit Agreement shall hereafter refer to the Credit Agreement as amended hereby.

(b)           The provisions of Sections 10.9 and 10.10 of the Credit Agreement shall apply to this Agreement, mutatis mutandis, as if set out in full herein.

(c)           This Amendment may be executed in any number of counterparts, each of which where so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Amendment by fax transmission or other electronic mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Amendment.

(d)           The Borrower (a) reaffirms and admits the validity and enforceability of each Credit Document and all of its obligations thereunder, (b) represents and warrants that, as of the date of the execution and delivery hereof by the Borrower, (i) both prior to and after giving effect to this Amendment, no Default has occurred and is continuing, and (ii) both prior to and after giving effect to this Amendment, the representations and warranties contained in Article 4 of the Credit Agreement are true and correct on the date of this Amendment, except to the extent that such representations and warranties relate to an earlier date in which event such representations and warranties were true and correct on such earlier date, and (c) agrees to pay promptly after demand therefor all reasonable and documented out-of-pocket fees and expenses incurred by the Administrative Agent (including, without limitation, reasonable and documented legal fees and disbursements of counsel to the Administrative Agent) in connection herewith.

(e)           This Amendment shall constitute a Credit Document under the Credit Agreement, and all obligations included in this Amendment (including, without limitation, all obligations for the payment of principal, interest, fees, and other amounts and expenses) shall constitute Obligations under the Credit Documents.

(f)           The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation amendments or other modifications, Borrowing Requests, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary, the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

(g)           Without prejudice to any other provision of this Agreement or the Credit Agreement, each party hereto acknowledges and agrees for the benefit of each of the other parties as follows: (x) LIBOR (i) may be subject to methodological or other changes which could affect its value, (ii) may not comply with applicable laws and regulations (such as the Regulation (EU) 2016/1011 of the European Parliament and of the Council, as amended (EU Benchmarks Regulation)) and/or (iii) may be permanently discontinued; and (y) the occurrence of any of the aforementioned events and/or a Benchmark Transition Event may have adverse consequences which may materially impact the economics of the financing transactions contemplated under the Credit Agreement.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

ABERDEEN ASIA-PACIFIC INCOME FUND, INC.,
as Borrower

By:	/s/ Alan Goodson
	Name:	Alan Goodson
	Title:	Vice President

[Signature Page to Amendment No. 7 - Aberdeen Asia-Pacific Income Fund, Inc.]

THE BANK OF NOVA SCOTIA,
as Administrative Agent and a Lender

By:	/s/ Aron Lau
	Name:	Aron Lau
	Title:	Director

STATE STREET BANK AND TRUST COMPANY,
as a Lender

By:	/s/ Paul Koobatian
	Name:	Paul Koobatian
	Title:	Vice President

BNP PARIBAS, as a Lender

/s/ David Seaman
David Seaman
Director

/s/ Frank Chiofalo
Frank Chiofalo
Vice President

Annex A

Schedule 1 to the Credit Agreement

List of Lenders and Commitments

LENDER	COMMITMENT	APPLICABLE PERCENTAGE
The Bank of Nova Scotia	$90,000,000	60.000000000%
State Street Bank and Trust Company	$40,000,000	26.666666667%
BNP Paribas	$20,000,000	13.333333333%
TOTAL	$150,000,000	100.000000000%